N E W S            R E L E A S E

SCS Transportation, Inc. Names David Gorman

President and CEO of Jevic Transportation and Mark Robinson Vice
President and CIO at holding company

KANSAS CITY, Mo. – August 25, 2005 – SCS Transportation, Inc. (NASDAQ: SCST) today announced the promotion of David Gorman to president and CEO of Jevic Transportation, Inc., a wholly owned subsidiary. Gorman, who joined Jevic in 1992, has been a member of the Jevic leadership team for five years, most recently as senior vice president of operations. Prior to that position, he served as vice president of field sales. Gorman replaces Paul Karvois, who is leaving the company.

“Dave Gorman is an outstanding leader, with more than 20 years in the trucking industry and a strong background in both operations and sales,” said Bert Trucksess, chairman, president and chief executive officer of SCS Transportation. “We are pleased Dave will lead the efforts to drive improved growth and profitability at Jevic.”

Gorman added, “Our transportation professionals are Jevic’s greatest strength – known by our customers for special skill with heavier shipments, safe practices and hazmat expertise. Together, we are focused on improving revenue and profit performance at Jevic.”

Prior to joining Jevic in 1992, Gorman held management positions in both sales and operations with Roadway Express. He earned a bachelor’s degree in economics from the University of Delaware in 1984.

Also, the Company announced the promotion of Mark Robinson to vice president of information technology and chief information officer at the holding company. In his new position, Robinson will be charged with leveraging technology applications and best practices to support both the Saia and Jevic operating subsidiaries of SCS Transportation.

Previously, Robinson was vice president of information technology at Saia since 1997. He has 20 years of information technology experience at increasing levels of responsibility, all within the transportation industry. Robinson graduated from Central Missouri State University in 1984 with a bachelor of science in mathematics and computer science.

SCS Transportation, Inc. provides trucking transportation and supply chain solutions to a broad base of customers across the United States. With annual revenue exceeding $1 billion, the Company focuses on regional and interregional less-than-truckload (LTL), and selected truckload (TL) and time-definite services. Operating subsidiaries are Saia, a multi-region LTL carrier based in Duluth, Ga., and Jevic, a hybrid LTL and truckload carrier based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 9,000 employees nationwide.

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CONTACT: Greg Dr	own Treasurer SCS Transportation 816-714-5906 gdrown@scstransportation.com

Esther Grenz
Morningstar Communications Co.
913-851-8700, ext. 25
esther@morningstarcomm.com